January 12, 2017

«Partnership»
«NAME2»
«ADDRESS»
«ADDRESS2»
«CITY», «STATE», «ZIP»

Re: WNC Housing Tax Credit Fund VI, L.P., Series 10 (the “Partnership”) – 2016 Amended Tax Credit Estimate

Dear «ATTENTION»,

It has been brought to our attention that the Tax Credit Statement which was recently mailed to you inadvertently reflected credit delivery for 2016.  The tax credits you received in 2015 were the last to be earned for your interest in the Partnership.  Therefore going forward you will no longer receive a tax credit statement summary.

You will continue to receive your schedule K1s annually between the months of February and March.  We expect to proceed with efforts to liquidate the remaining properties and wind down the Partnership now that there are no further tax credits expected.

We apologize for any inconvenience this may cause you.  If you have any questions please contact Investor Services by phone or email at investorservices@wncinc.com

Best regards,
Investor Services
WNC & Associates, Inc.

cc: Registered Representative

714.662.5565 714.708.8498 F 17782 Sky Park Circle, Irvine, California 92614
wncinc.com